eLinear, Inc. Announces Delay in Filing Its Form 10-QSB for the Quarter Ended June 30, 2006 and Replacement of its Chief Executive Officer

HOUSTON--(BUSINESS WIRE)—August 22, 2006--eLinear, Inc. (AMEX:ELU - News) eLinear, Inc. (the “Company”) announced today that it did not file its quarterly report on Form 10-QSB for the quarterly period ended June 30, 2006, on August 21, 2006, the extended due date. The Company also has terminated its Chief Executive Officer, Tommy Allen.

On August 17, 2006, eLinear, Inc. received default letters dated August 16, 2006 from Laurus Master Fund, Ltd. as the holder of $1,718,189 principal amount of certain term notes payable and $2,502,055 principal amount of a revolving credit note, from Rock Hill Partners Investment Management, Ltd. as holder of $271,753 principal amount of a note payable, and from Basso Capital Management, L.P. as the holder of a $261,745 principal amount of certain notes payable. Another lender, Iroquois Capital, L.P., had declared a similar default as holder of $1,426,689 in a letter dated August 9, 2006.

These letters were sent as notice to the Company that one or more events of default had occurred under the notes and the related loan agreements. Pursuant to the note agreements, each party declared all sums of principal, interest and other fees remaining unpaid immediately due and payable.

The Laurus term notes, Iroquois notes, the Rock Hill note and the Basso notes are secured by all of the Company’s assets, provided that they are subordinate in payment to the Laurus Revolver note in the amount of $2,502,845.

The Company believes that it has an obligation to include any material information occurring as an event subsequent to June 30, 2006 and up to the date of filing of the Form 10-QSB for the Three and Six Months Ended June 30, 2006, in those financial statements. Including this information will result in a delay in filing. The Company intends to file its Form 10-QSB for the quarter ended June 30, 2006, within 7 days.

The Company is currently in negotiations with the lenders on this debt, although management is unable to predict the outcome of current negotiations. The Company does not have the resources to pay this debt as demanded in the letters.

Mr. Allen has been replaced as Chief Executive Officer by Phillip Michael Hardy, who continues to serve as President and Chief Financial Officer.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Mirador Consulting, Inc.
Frank Benedetto, 877-MIRADOR
Fax: 561-989-0069
fb@miradorconsulting.com
or
eLinear Solutions, Houston
Phillip M. Hardy, 713-896-0500
investorrelations@elinear.com